Exhibit 99.2

Joint Filing Agreement

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a statement on Schedule 13G, and all future amendments thereto, with respect to the Common Stock, par value $.10 per share, of Argonaut Group, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filing provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: November 25, 2003	Singleton Group LLC, a Delaware limited liability company

By: /s/ Caroline W. Singleton Caroline W. Singleton, Manager

/s/ Caroline W. Singleton Caroline W. Singleton

/s/ William W. Singleton William W. Singleton

/s/ Donald E. Rugg Donald E. Rugg